THE SIMPLY GOOD FOODS COMPANY ANNOUNCES
EXERCISE OF PRIVATE WARRANTS BY CONYERS PARK

DENVER, January 10, 2022 - The Simply Good Foods Company (NASDAQ:SMPL) (“Simply Good Foods” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today announced that Conyers Park Acquisition Corp. (“Conyers Park”), exercised their 6.7 million private placement warrants that were set to expire in July 2022 to acquire shares of the Company’s common stock.

In accordance with the Warrant Agreement, Conyers Park elected to exercise the warrants on a cashless basis. Accordingly, by virtue of the cashless exercise of the private warrants, Conyers Park’s net receipt of shares related to the transaction was 4,830,761 and resulted in an increase of their total shares beneficially owned from 8,936,017 to 13,766,778. After this issuance, the Company’s issued and outstanding share count will be 100,963,850 shares, which does not include shares related to employee stock options and non-vested stock that was the equivalent of about 2 million shares at the end of the fiscal first quarter ended November 27, 2021.

“Simply Good Foods has many attributes that make it a great company and compelling investment, particularly, two great brands – Atkins® and Quest® - with a unique consumer proposition, a solid business model, relevance with key retailers, and many exciting growth opportunities,” said James M. Kilts, Chairman of the Board of Directors of The Simply Good Foods Company and Co-Chief Executive Officer of Conyers Park Acquisition Corp. “The business is stronger today than when it began trading in July of 2017 and we believe that the company is well positioned to continue to drive organic growth and participate in M&A to further increase stockholder value.”

About The Simply Good Foods Company

The Simply Good Foods Company (NASDAQ: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Atkins Endulge®, and Quest® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

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